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                                  EXHIBIT 11
                                  ----------


                     BROWN & SHARPE MANUFACTURING COMPANY
                     ------------------------------------
                         COMPUTATION OF PER SHARE DATA
                         -----------------------------
                  (Dollars in Thousands Except Per Share Data)

                                            Quarter Ended                   Half-Year Ended
                                            -------------                   ---------------
                                       June 30,        July 2,             June 30,      July 2,
                                         1995           1994                 1995         1994
                                         ----           ----                 ----         ----
Primary:
Average shares outstanding               8,702,828     5,191,299           8,691,487      5,114,403
Net effect of dilutive stock options
 -- based on the treasury stock method
 using average market price                  2,413             -               1,206          4,854
                                        ----------    ----------          ----------     ----------

Totals                                   8,705,241     5,191,299           8,692,693      5,119,248
                                        ==========    ==========          ==========     ==========
Net income (loss)                      $     1,045   $    (1,368)        $      (410)   $    (4,242)
                                        ==========    ==========          ==========     ==========
Per share amount                       $       .12   $      (.26)        $      (.05)   $      (.83)
                                        ==========    ==========          ==========     ==========

Fully diluted:
Average shares outstanding               8,702,828     5,191,299           8,691,487      5,114,403
Net effect of dilutive stock options
 -- based on the treasury stock
 method using average market
 price which is greater than
 quarter-end market price                    2,413             -               5,706          4,845
Assumed conversion of 9 1/4%
 convertible subordinated
 debentures                                571,429       609,524             571,429        609,524
                                        ----------    ----------          ----------     ----------

Totals                                   9,276,670     5,800,823           9,268,622      5,728,772
                                        ==========    ==========          ==========     ==========

Net income (loss)                      $     1,045   $    (1,368)        $      (410)   $    (4,242)
Add 9 1/4% convertible
 subordinated debenture
 interest, net of federal
 income tax effect                             246           263                 493            518
                                        ----------    ----------          ----------     ----------

Totals                                 $     1,291   $    (1,105)        $        83    $    (3,724)
                                        ==========    ==========          ==========     ==========
Per share amount                       $       .14   $      (.19)        $       .01    $      (.65)
                                        ==========    ==========          ==========     ==========